Exhibit 99.2
Humana Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2016	December 31, 2015
	(in millions, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$2,801	$2,571
Investment securities	7,738	7,267
Receivables, less allowance for doubtful accounts of $115 in 2016 and $101 in 2015:	1,737	1,161
Other current assets	5,568	4,712
Total current assets	17,844	15,711
Property and equipment, net	1,420	1,384
Long-term investment securities	1,940	1,843
Goodwill	3,265	3,265
Other long-term assets	2,465	2,475
Total assets	$26,934	$24,678
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Benefits payable	$5,114	$4,976
Trade accounts payable and accrued expenses	4,074	2,212
Book overdraft	257	301
Unearned revenues	360	364
Short-term borrowings	300	299
Total current liabilities	10,105	8,152
Long-term debt	3,793	3,794
Future policy benefits payable	2,233	2,151
Other long-term liabilities	278	235
Total liabilities	16,409	14,332
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,393,793 shares issued at March 31, 2016 and 198,372,059 shares issued at December 31, 2015	33	33
Capital in excess of par value	2,498	2,530
Retained earnings	11,205	11,017
Accumulated other comprehensive income	76	58
Treasury stock, at cost, 49,357,139 shares at March 31, 2016 and 50,084,043 shares at December 31, 2015	(3,287)	(3,292)
Total stockholders’ equity	10,525	10,346
Total liabilities and stockholders’ equity	$26,934	$24,678
See accompanying notes to condensed consolidated financial statements.

Humana Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions, except per share results)
Revenues:
Premiums	$13,440	$13,248
Services	260	490
Investment income	100	95
Total revenues	13,800	13,833
Operating expenses:
Benefits	11,397	11,005
Operating costs	1,768	1,945
Depreciation and amortization	88	93
Total operating expenses	13,253	13,043
Income from operations	547	790
Interest expense	47	46
Income before income taxes	500	744
Provision for income taxes	266	314
Net income	$234	$430
Basic earnings per common share	$1.57	$2.86
Diluted earnings per common share	$1.56	$2.82
Dividends declared per common share	$0.29	$0.28
See accompanying notes to condensed consolidated financial statements.

Humana Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Net income	$234	$430
Other comprehensive income:
Change in gross unrealized investment gains/losses	48	14
Effect of income taxes	(17)	(5)
Total change in unrealized investment gains/losses, net of tax	31	9
Reclassification adjustment for net realized gains included in investment income	(20)	(9)
Effect of income taxes	7	4
Total reclassification adjustment, net of tax	(13)	(5)
Other comprehensive income, net of tax	18	4
Comprehensive income	$252	$434
See accompanying notes to condensed consolidated financial statements.

Humana Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three months ended March 31,
	2016	2015
	(in millions)
Cash flows from operating activities
Net income	$234	$430
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized capital gains	(20)	(9)
Stock-based compensation	23	44
Depreciation	94	88
Other intangible amortization	21	26
Provision (benefit) for deferred income taxes	15	(58)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(576)	(644)
Other assets	(685)	(1,145)
Benefits payable	138	289
Other liabilities	1,210	1,051
Unearned revenues	(4)	17
Other, net	32	18
Net cash provided by operating activities	482	107
Cash flows from investing activities
Purchases of property and equipment	(125)	(123)
Purchases of investment securities	(1,430)	(829)
Maturities of investment securities	213	330
Proceeds from sales of investment securities	914	528
Net cash used in investing activities	(428)	(94)
Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	318	123
Change in book overdraft	(44)	(46)
Common stock repurchases	(71)	(66)
Dividends paid	(47)	(44)
Excess tax benefit from stock-based compensation	20	13
Proceeds from stock option exercises and other	—	18
Net cash provided by (used in) financing activities	176	(2)
Increase in cash and cash equivalents	230	11
Cash and cash equivalents at beginning of period	2,571	1,935
Cash and cash equivalents at end of period	$2,801	$1,946
Supplemental cash flow disclosures:
Interest payments	$10	$9
Income tax payments, net	$5	$26
See accompanying notes to condensed consolidated financial statements.

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. BASIS OF PRESENTATION AND SIGNIFICANT EVENTS
The accompanying condensed consolidated financial statements are presented in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the disclosures normally required by accounting principles generally accepted in the United States of America, or GAAP, or those normally made in an Annual Report on Form 10-K. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. For further information, the reader of this Form 10-Q should refer to our Form 10-K for the year ended December 31, 2015, that was filed with the Securities and Exchange Commission, or the SEC, on February 18, 2016. We refer to the Form 10-K as the “2015 Form 10-K” in this document. References throughout this document to “we,” “us,” “our,” “Company,” and “Humana” mean Humana Inc. and its subsidiaries.
The preparation of our condensed consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The areas involving the most significant use of estimates are the estimation of benefits payable, future policy benefits payable, the impact of risk adjustment provisions related to our Medicare contracts, the valuation and related impairment recognition of investment securities, and the valuation and related impairment recognition of long-lived assets, including goodwill. These estimates are based on knowledge of current events and anticipated future events, and accordingly, actual results may ultimately differ materially from those estimates. Refer to Note 2 to the consolidated financial statements included in our 2015 Form 10-K for information on accounting policies that we consider in preparing our consolidated financial statements.
The financial information has been prepared in accordance with our customary accounting practices and has not been audited. In our opinion, the information presented reflects all adjustments necessary for a fair statement of interim results. All such adjustments are of a normal and recurring nature.
Aetna Merger
On July 2, 2015, we entered into an Agreement and Plan of Merger, which we refer to in this report as the Merger Agreement, with Aetna Inc. and certain wholly owned subsidiaries of Aetna Inc., which we refer to collectively as Aetna, which sets forth the terms and conditions under which we will merge with, and become a wholly owned subsidiary of Aetna, a transaction we refer to in this report as the Merger. Under the terms of the Merger Agreement, at the closing of the Merger, each outstanding share of our common stock will be converted into the right to receive (i) 0.8375 of a share of Aetna common stock and (ii) $125 in cash. The total transaction was estimated at approximately $37 billion including the assumption of Humana debt, based on the closing price of Aetna common shares on July 2, 2015. The Merger Agreement includes customary restrictions on the conduct of our business prior to the completion of the Merger, generally requiring us to conduct our business in the ordinary course and subjecting us to a variety of customary specified limitations absent Aetna’s prior written consent, including, for example, limitations on dividends (we agreed that our quarterly dividend will not exceed $0.29 per share) and repurchases of our securities (we agreed to suspend our share repurchase program), restrictions on our ability to enter into material contracts, and negotiated thresholds for capital expenditures, capital contributions, acquisitions and divestitures of businesses.
On October 19, 2015, our stockholders approved the adoption of the Merger Agreement at a special stockholder meeting. Also on October 19, 2015, the holders of Aetna outstanding shares approved the issuance of Aetna common stock in the Merger at a special meeting of Aetna shareholders.
The Merger is subject to customary closing conditions, including, among other things, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of necessary approvals under state insurance and healthcare laws and regulations and pursuant to certain licenses of certain of Humana’s subsidiaries, (ii) the absence of legal restraints and prohibitions on the consummation of the Merger, (iii) listing of the Aetna common stock to be issued in the Merger on the New York Stock Exchange, (iv) subject to the relevant standards set forth in the Merger Agreement, the accuracy of the representations and warranties made by each party, (v) material compliance by each party with its covenants in the Merger Agreement, and (vi) no “Company Material Adverse Effect” with respect to us and no “Parent Material Adverse Effect” with respect

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

to Aetna, in each case since the execution of and as defined in the Merger Agreement. In addition, Aetna’s obligation to consummate the Merger is subject to (a) the condition that the required regulatory approvals do not impose any condition that, individually or in the aggregate, would reasonably be expected to have a “Regulatory Material Adverse Effect” (as such term is defined in the Merger Agreement), and (b) CMS has not imposed any sanctions with respect to our Medicare Advantage, or MA, business that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to us and our subsidiaries, taken as a whole. During the first quarter of 2016, we completed our submission of data to the Department of Justice, or DOJ, in response to the their request for information in connection with the Merger. The Merger is currently expected to close in the second half of 2016.

2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In March 2016, the Financial Accounting Standards Board, or FASB, issued new guidance related to accounting for employee share-based payments, which simplifies how income tax effects of share-based payments are recorded, simplifies the minimum statutory tax withholding requirements and allows an accounting policy election to recognize forfeitures when they occur. The new guidance is effective for us beginning with annual and interim periods in 2017. Earlier adoption is permitted in any interim period, with any adjustments reflected as of the beginning of the fiscal year of adoption. We are currently evaluating the impact on our results of operations, financial position and cash flows.
In February 2016, the FASB issued new guidance related to accounting for leases which requires lessees to record assets and liabilities reflecting the leased assets and lease obligations, respectively, while following the dual model for recognition in statements of income requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The new guidance is effective for us beginning with annual and interim periods in 2019, with earlier adoption permitted, and requires retrospective application to previously issued annual and interim financial statements. We are currently evaluating the impact on our results of operations, financial position and cash flows.
In January 2016, the FASB issued new guidance related to classification and measurement of financial instruments which requires equity securities that are not accounted for using the equity method or that do not result in consolidation, to be accounted for at fair value with changes in fair value recognized through net income. The new guidance is effective for us beginning with annual and interim periods in 2018 with early adoption permitted under certain circumstances. We are currently evaluating the impact, if any, on our results of operations, financial position, and cash flows.
In May 2015, the FASB issued new guidance requiring insurance entities to provide additional disclosures about claim liabilities including paid claims development information by accident year and claim frequency data and related methodologies. The guidance is effective for us beginning with the filing of our Annual Report on Form 10-K for the year ended December 31, 2016 and interim periods beginning in 2017. We are currently evaluating the impact the new guidance will have on our disclosures.
In April 2015, the FASB issued new guidance to help entities determine whether a cloud computing arrangement contains a software license that should be accounted for as internal-use software or as a service contract. We adopted this new guidance prospectively on January 1, 2016, which did not have a material impact on our results of operations, financial position, or cash flows.
In March 2015, the FASB issued new guidance which changed the presentation of debt issuance costs from an asset to a direct reduction of the related debt liability. We adopted this new guidance on January 1, 2016 on a retrospective basis by directly deducting unamortized debt issuance costs from long-term debt on our balance sheet for all periods presented. Debt issuance costs had previously been classified in our balance sheet as other long-term assets.
In February 2015, the FASB issued an amendment to current consolidation guidance that modified the evaluation of whether limited partnerships and similar legal entities are variable interest entities or voting interest entities, eliminating the presumption that a general partner should consolidate a limited partnership, and affects the consolidation analysis of reporting entities that are involved with variable interest entities. All legal entities are subject to reevaluation

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

under the revised consolidation model. We adopted this new guidance on January 1, 2016, which did not have a material impact on our results of operations, financial position, or cash flows.
In May 2014, the FASB issued new guidance that amends the accounting for revenue recognition. The amendments are intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. Insurance contracts are not included in the scope of this new guidance. In July 2015, the FASB decided to defer the effective date provided in the new revenue guidance by one year. Giving effect to this deferral, the new guidance is effective for us beginning with annual and interim periods in 2018. We are currently evaluating the impact on our results of operations, financial condition, and cash flows.
There are no other recently issued accounting standards that apply to us or that are expected to have a material impact on our results of operations, financial condition, or cash flows.
3. ACQUISITIONS AND DIVESTITURES
On June 1, 2015, we completed the sale of our wholly owned subsidiary, Concentra Inc., or Concentra, to MJ Acquisition Corporation, a joint venture between Select Medical Holdings Corporation and Welsh, Carson, Anderson & Stowe XII, L.P., a private equity fund, for approximately $1,055 million in cash, excluding approximately $22 million of transaction costs. In connection with the sale, we recognized a pre-tax gain, net of transaction costs, of $270 million. For the three months ended March 31, 2015, the accompanying condensed consolidated statement of income includes revenues related to Concentra of $246 million and income before income taxes of $7 million.
During 2015, we acquired health and wellness related businesses which, individually or in the aggregate, have not had a material impact on our results of operations, financial condition, or cash flows. The results of operations and financial condition of these businesses have been included in our condensed consolidated statements of income and condensed consolidated balance sheets from the acquisition dates. Acquisition-related costs recognized in 2015 were not material to our results of operations. The pro forma financial information assuming the acquisitions had occurred as of the beginning of the calendar year prior to the year of acquisition, as well as the revenues and earnings generated during the year of acquisition, were not material for disclosure purposes.

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

4. INVESTMENT SECURITIES
Investment securities classified as current and long-term were as follows at March 31, 2016 and December 31, 2015, respectively:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
March 31, 2016
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$451	$2	$—	$453
Mortgage-backed securities	2,015	20	(1)	2,034
Tax-exempt municipal securities	2,967	74	(3)	3,038
Mortgage-backed securities:
Residential	11	—	—	11
Commercial	885	7	(33)	859
Asset-backed securities	252	1	—	253
Corporate debt securities	2,870	187	(27)	3,030
Total debt securities	$9,451	$291	$(64)	$9,678

December 31, 2015
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$331	$2	$(1)	$332
Mortgage-backed securities	1,902	12	(23)	1,891
Tax-exempt municipal securities	2,611	61	(4)	2,668
Mortgage-backed securities:
Residential	13	—	—	13
Commercial	1,024	2	(41)	985
Asset-backed securities	264	1	(2)	263
Corporate debt securities	2,873	140	(55)	2,958
Total debt securities	$9,018	$218	$(126)	$9,110

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Gross unrealized losses and fair values aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position were as follows at March 31, 2016 and December 31, 2015, respectively:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in millions)
March 31, 2016
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$76	$—	$4	$—	$80	$—
Mortgage-backed securities	177	—	126	(1)	303	(1)
Tax-exempt municipal securities	597	(2)	42	(1)	639	(3)
Mortgage-backed securities:
Residential	2	—	3	—	5	—
Commercial	276	(6)	249	(27)	525	(33)
Asset-backed securities	146	—	—	—	146	—
Corporate debt securities	374	(16)	97	(11)	471	(27)
Total debt securities	$1,648	$(24)	$521	$(40)	$2,169	$(64)

December 31, 2015
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$195	$(1)	$14	$—	$209	$(1)
Mortgage-backed securities	1,484	(20)	86	(3)	1,570	(23)
Tax-exempt municipal securities	843	(3)	52	(1)	895	(4)
Mortgage-backed securities:
Residential	2	—	4	—	6	—
Commercial	626	(13)	265	(28)	891	(41)
Asset-backed securities	258	(2)	—	—	258	(2)
Corporate debt securities	918	(45)	63	(10)	981	(55)
Total debt securities	$4,326	$(84)	$484	$(42)	$4,810	$(126)
Approximately 98% of our debt securities were investment-grade quality, with a weighted average credit rating of AA by S&P at March 31, 2016. Most of the debt securities that were below investment-grade were rated BB, the higher end of the below investment-grade rating scale. At March 31, 2016, 6% of our tax-exempt municipal securities were pre-refunded, generally with U.S. government and agency securities. Tax-exempt municipal securities that were not pre-refunded were diversified among general obligation bonds of U.S. states and local municipalities as well as special revenue bonds. General obligation bonds, which are backed by the taxing power and full faith of the issuer, accounted for 46% of the tax-exempt municipals that were not pre-refunded in the portfolio. Special revenue bonds,

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

issued by a municipality to finance a specific public works project such as utilities, water and sewer, transportation, or education, and supported by the revenues of that project, accounted for the remaining 54% of these municipals. Our general obligation bonds are diversified across the United States with no individual state exceeding 9%. In addition, 5.4% of our tax-exempt securities were insured by bond insurers and had an equivalent weighted average S&P credit rating of AA exclusive of the bond insurers’ guarantee. Our investment policy limits investments in a single issuer and requires diversification among various asset types.
Residential mortgage-backed securities comprised approximately 98% of our agency mortgage-backed securities at March 31, 2016 and 98% at December 31, 2015.

The recoverability of our non-agency commercial mortgage-backed securities is supported by factors such as seniority, underlying collateral characteristics and credit enhancements. At March 31, 2016, these commercial mortgage-backed securities primarily were composed of senior tranches having higher credit support than junior tranches. The weighted average credit rating of all commercial mortgage-backed securities was AA+ at March 31, 2016.
The percentage of corporate securities associated with the financial services industry was 24% at March 31, 2016 and 25% at December 31, 2015.
Our unrealized loss from all securities was generated from approximately 360 positions out of a total of approximately 2,000 positions at March 31, 2016. All issuers of securities we own that were trading at an unrealized loss at March 31, 2016 remain current on all contractual payments. After taking into account these and other factors previously described, we believe these unrealized losses primarily were caused by an increase in market interest rates in the current markets since the time the securities were purchased. At March 31, 2016, we did not intend to sell the securities with an unrealized loss position in accumulated other comprehensive income, and it is not likely that we will be required to sell these securities before recovery of their amortized cost basis. As a result, we believe that the securities with an unrealized loss were not other-than-temporarily impaired at March 31, 2016.

The detail of realized gains (losses) related to investment securities and included within investment income was as follows for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
	(in millions)
Gross realized gains	$31	$17
Gross realized losses	(11)	(8)
Net realized capital gains	$20	$9
There were no material other-than-temporary impairments for the three months ended March 31, 2016 or 2015.
The contractual maturities of debt securities available for sale at March 31, 2016, regardless of their balance sheet classification, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

	Amortized Cost	Fair Value
	(in millions)
Due within one year	$420	$419
Due after one year through five years	1,961	2,006
Due after five years through ten years	1,432	1,473
Due after ten years	2,475	2,623
Mortgage and asset-backed securities	3,163	3,157
Total debt securities	$9,451	$9,678

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

5. FAIR VALUE
Financial Assets
The following table summarizes our fair value measurements at March 31, 2016 and December 31, 2015, respectively, for financial assets measured at fair value on a recurring basis:

	Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(in millions)
March 31, 2016
Cash equivalents	$2,669	$2,669	$—	$—
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	453	—	453	—
Mortgage-backed securities	2,034	—	2,034	—
Tax-exempt municipal securities	3,038	—	3,035	3
Mortgage-backed securities:
Residential	11	—	11	—
Commercial	859	—	859	—
Asset-backed securities	253	—	252	1
Corporate debt securities	3,030	—	3,025	5
Total debt securities	9,678	—	9,669	9
Total invested assets	$12,347	$2,669	$9,669	$9

December 31, 2015
Cash equivalents	$2,229	$2,229	$—	$—
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	332	—	332	—
Mortgage-backed securities	1,891	—	1,891	—
Tax-exempt municipal securities	2,668	—	2,663	5
Mortgage-backed securities:
Residential	13	—	13	—
Commercial	985	—	985	—
Asset-backed securities	263	—	263	—
Corporate debt securities	2,958	—	2,952	6
Total debt securities	9,110	—	9,099	11
Total invested assets	$11,339	$2,229	$9,099	$11

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

There were no material transfers between Level 1 and Level 2 during the three months ended March 31, 2016 or 2015.
Our Level 3 assets had a fair value of $9 million at March 31, 2016, or 0.1% of our total invested assets. During the three months ended March 31, 2016 and 2015, the changes in the fair value of the assets measured using significant unobservable inputs (Level 3) were comprised of the following:

	For the three months ended March 31,
	2016			2015
	Private Placements	Auction Rate Securities	Total	Private Placements	Auction Rate Securities	Total
	(in millions)
Beginning balance at January 1	$6	$5	$11	$24	$8	$32
Total gains or losses:
Realized in earnings	—	—	—	—	—	—
Unrealized in other comprehensive income	—	—	—	—	—	—
Purchases	—	—	—	—	—	—
Sales	—	—	—	(18)	(2)	(20)
Settlements	—	(2)	(2)	—	—	—
Balance at March 31	$6	$3	$9	$6	$6	$12
Financial Liabilities
Our long-term debt is recorded at carrying value in our consolidated balance sheets. The carrying value of our long-term debt outstanding, net of unamortized debt issuance costs, was $3,793 million at March 31, 2016 and $3,794 million at December 31, 2015. The fair value of our long-term debt was $4,035 million at March 31, 2016 and $3,986 million at December 31, 2015. The fair value of our long-term debt is determined based on Level 2 inputs, including quoted market prices for the same or similar debt, or if no quoted market prices are available, on the current prices estimated to be available to us for debt with similar terms and remaining maturities.
Due to the short-term nature, carrying value approximates fair value for our commercial paper borrowings. There were outstanding borrowings of $300 million as of March 31, 2016 and $299 million as of December 31, 2015.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
As disclosed in Note 3, we completed the acquisition of certain health and wellness related businesses during 2015. The values of net tangible assets acquired and the resulting goodwill and other intangible assets were recorded at fair value using Level 3 inputs. The majority of the tangible assets acquired and liabilities assumed were recorded at their carrying values as of the respective dates of acquisition, as their carrying values approximated their fair values due to their short-term nature. The fair values of goodwill and other intangible assets acquired in these acquisitions were internally estimated primarily based on the income approach. The income approach estimates fair value based on the present value of the cash flows that the assets are expected to generate in the future. We developed internal estimates for the expected cash flows and discount rates used in the present value calculations. Other than assets acquired and liabilities assumed in these acquisitions, there were no material assets or liabilities measured at fair value on a nonrecurring basis during the three months ended March 31, 2016 or 2015.

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

6. MEDICARE PART D
We cover prescription drug benefits in accordance with Medicare Part D under multiple contracts with the Centers for Medicare and Medicaid Services, or CMS, as described further in Note 2 to the consolidated financial statements included in our 2015 Form 10-K. The accompanying condensed consolidated balance sheets include the following amounts associated with Medicare Part D at March 31, 2016 and December 31, 2015. CMS subsidies/discounts in the table below include the reinsurance and low-income cost subsidies funded by CMS for which we assume no risk as well as brand name prescription drug discounts for Part D plan participants in the coverage gap funded by CMS and pharmaceutical manufacturers. The risk corridor settlement includes amounts classified as long-term because settlement associated with the 2016 provision is expected to exceed 12 months at March 31, 2016.

	March 31, 2016		December 31, 2015
	Risk Corridor Settlement	CMS Subsidies/ Discounts	Risk Corridor Settlement	CMS Subsidies/ Discounts
	(in millions)
Other current assets	$33	$2,408	$25	$2,082
Trade accounts payable and accrued expenses	(44)	(704)	(47)	(63)
Net current (liability) asset	(11)	1,704	(22)	2,019
Other long-term assets	49	—	—	—
Other long-term liabilities	(29)	—	—	—
Net long-term asset	20	—	—	—
Total net asset (liability)	$9	$1,704	$(22)	$2,019
7. HEALTH CARE REFORM
The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (which we collectively refer to as the Health Care Reform Law) established risk spreading premium stabilization programs effective January 1, 2014, including a permanent risk adjustment program and temporary risk corridor and reinsurance programs, which we collectively refer to as the 3Rs. The 3Rs are applicable to certain of our commercial medical insurance products as further discussed in Note 2 to our 2015 Form 10-K. Operating results for our individual commercial medical business compliant with the Health Care Reform Law have been challenged primarily due to unanticipated modifications in the program subsequent to the passing of the Health Care Reform Law, resulting in higher covered population morbidity and the ensuing enrollment and claims issues causing volatility in claims experience. We took a number of actions in 2015 to improve the profitability of our individual commercial medical business in 2016. These actions were subject to regulatory restrictions in certain geographies and included premium increases for the 2016 coverage year related generally to the first half of 2015 claims experience, the discontinuation of certain products as well as exit of certain markets for 2016, network improvements, enhancements to claims and clinical processes and administrative cost control. Despite these actions, the deterioration in the second half of 2015 claims experience together with 2016 open enrollment results indicating the retention of many high-utilizing members for 2016 resulted in a probable future loss. As a result of our assessment of the profitability of our individual medical policies compliant with the Health Care Reform Law, in the fourth quarter of 2015, we recorded a provision for probable future losses (premium deficiency reserve, or PDR) for the 2016 coverage year of $176 million in benefits payable in our consolidated balance sheet with a corresponding increase in benefits expense in our consolidated statement of income. Historically, this business has reported profit in the first quarter of the year due to benefit designs. Because we continue to anticipate a loss associated with this business for the full year 2016, the seasonal earnings generated during the three months ended March 31, 2016 were offset by an increase in the premium deficiency reserve as noted in the table that follows.

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(Unaudited)

Changes in the premium deficiency reserve for the three months ended March 31, 2016 were as follows:

Premium Deficiency Reserve
(in millions)
Balance at January 1, 2016	$176
Current period results applied to the PDR liability	13
Balance at March 31, 2016	$189
The accompanying condensed consolidated balance sheets include the following amounts associated with the 3Rs at March 31, 2016 and December 31, 2015. Amounts classified as long-term represent settlements that we expect to exceed 12 months at March 31, 2016.

	March 31, 2016			December 31, 2015
	Risk Adjustment Settlement	Reinsurance Recoverables	Risk Corridor Settlement	Risk Adjustment Settlement	Reinsurance Recoverables	Risk Corridor Settlement
	(in millions)
Prior Coverage Years
Premiums receivable	$136	$—	$—	$126	$—	$—
Other current assets	—	402	—	—	610	—
Trade accounts payable and accrued expenses	(258)	—	—	(223)	—	—
Net current (liability) asset	(122)	402	—	(97)	610	—
Other long-term assets	—	—	369	10	—	459
Other long-term liabilities	—	—	—	—	—	—
Net long-term asset	—	—	369	10	—	459
Total prior coverage years' net (liability) asset	(122)	402	369	(87)	610	459
Current Coverage Year
Other long-term assets	—	25	97	—	—	—
Other long-term liabilities	(12)	—	—	—	—	—
Net long-term (liability) asset	(12)	25	97	—	—	—
Total 2016 coverage year net (liability) asset	(12)	25	97	—	—	—
Total net (liability) asset	$(134)	$427	$466	$(87)	$610	$459

Changes in estimate of the net 3Rs receivable for prior coverage years during the three months ended March 31, 2016 primarily result from prior period medical claims reserve development as well as updates to third party studies and tax estimates.
During the three months ended March 31, 2016, the Department of Health and Human Services, or HHS, provided issuers with an early payment for a portion of the estimated full year reinsurance recoverables for the 2015 coverage year, with the remainder expected in the third and fourth quarters of 2016. During the three months ended March 31, 2016, we received payments of $213 million for reinsurance recoverables associated with the 2015 coverage year. In 2015, commercial reinsurance recoveries associated with the 2014 coverage year primarily were collected in the third quarter of 2015.
We have collected approximately $30 million from HHS for our interim settlement associated with our risk corridor receivables for the 2014 coverage year. The interim settlement of approximately 12.6% of risk corridor receivables for the 2014 coverage year primarily was received in fourth quarter of 2015 and funded by HHS in accordance with previous guidance, utilizing funds HHS collected from us and other carriers under the 2014 risk corridor program. The risk

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corridor program is a three year program and HHS guidance provides that risk corridor collections over the life of the three year program will first be applied to any shortfalls from previous benefit years before application to current year obligations. Risk corridor payables to issuers are obligations of the United States Government under the Health Care Reform law which requires the Secretary of HHS to make full payments to issuers. In the event of a shortfall at the end of the three year program, HHS has asserted it will explore other sources of funding for risk corridor payments, subject to the availability of appropriations. Based on the notice from CMS and collections received for the 2014 coverage year, we classified our remaining gross risk corridor receivables for all coverage years as long-term because settlement is expected to exceed 12 months at March 31, 2016.
In September 2016, we expect to pay the federal government an estimated $908 million for our portion of the annual health insurance industry fee attributed to calendar year 2016 in accordance with the Health Care Reform Law. This fee is not deductible for tax purposes. Each year on January 1, we record a liability for this fee in trade accounts payable and accrued expenses which we carry until the fee is paid. We record a corresponding deferred cost in other current assets in our condensed consolidated financial statements which is amortized ratably to expense over the calendar year. Amortization of the deferred cost resulted in operating cost expense of approximately $227 million for the three months ended March 31, 2016 and $220 million for the three months ended March 31, 2015.
8. GOODWILL AND OTHER INTANGIBLE ASSETS
The carrying amount of goodwill for our reportable segments was unchanged from December 31, 2015 to March 31, 2016. The carrying amount at March 31, 2016 was as follows:

	Retail	Group	Healthcare Services	Total
	(in millions)
Balance at March 31, 2016	$1,069	$385	$1,811	$3,265

The following table presents details of our other intangible assets included in other long-term assets in the accompanying condensed consolidated balance sheets at March 31, 2016 and December 31, 2015.

		March 31, 2016			December 31, 2015
	Weighted Average Life	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
		($ in millions)
Other intangible assets:
Customer contracts/ relationships	9.8 yrs	$566	$307	$259	$566	$292	$274
Trade names and technology	8.3 yrs	104	58	46	104	54	50
Provider contracts	14.6 yrs	51	25	26	51	24	27
Noncompetes and other	8.2 yrs	32	27	5	32	26	6
Total other intangible assets	9.8 yrs	$753	$417	$336	$753	$396	$357

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

For the three months ended March 31, 2016 and 2015, amortization expense for other intangible assets was approximately $21 million and $26 million, respectively. The following table presents our estimate of amortization expense for 2016 and each of the five next succeeding years:

(in millions)
For the years ending December 31,:
2016	$78
2017	71
2018	62
2019	51
2020	47
2021	13
9. EARNINGS PER COMMON SHARE COMPUTATION
Detail supporting the computation of basic and diluted earnings per common share was as follows for the three months ended March 31, 2016 and 2015:

	Three months ended March 31,
	2016	2015
	(dollars in millions, except per common share results; number of shares in thousands)
Net income available for common stockholders	$234	$430
Weighted average outstanding shares of common stock used to compute basic earnings per common share	149,161	150,490
Dilutive effect of:
Employee stock options	169	218
Restricted stock	1,224	1,641
Shares used to compute diluted earnings per common share	150,554	152,349
Basic earnings per common share	$1.57	$2.86
Diluted earnings per common share	$1.56	$2.82
Number of antidilutive stock options and restricted stock excluded from computation	1,273	718

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10. STOCKHOLDERS’ EQUITY
Dividends
The following table provides details of dividend payments, excluding dividend equivalent rights, in 2015 and 2016 under our Board approved quarterly cash dividend policy:

Record Date	Payment Date	Amount per Share	Total Amount
			(in millions)
2015 payments
12/31/2014	1/30/2015	$0.28	$42
3/31/2015	4/24/2015	$0.28	$42
6/30/2015	7/31/2015	$0.29	$43
9/30/2015	10/30/2015	$0.29	$43
2016 payments
12/30/2015	1/29/2016	$0.29	$43
3/31/2016	4/29/2016	$0.29	$43
In April 2016, our Board declared a cash dividend to stockholders of $0.29 per share payable on July 29, 2016 to stockholders of record as of the close of business on June 30, 2016.
The Merger discussed in Note 1 does not impact our ability and intent to continue quarterly dividend payments prior to the closing of the Merger consistent with our historical dividend payments. Under the terms of the Merger Agreement, we have agreed with Aetna that our quarterly dividend will not exceed $0.29 per share prior to the closing of the Merger. Declaration and payment of future quarterly dividends is at the discretion of our Board and may be adjusted as business needs or market conditions change. In addition, under the terms of the Merger Agreement, we have agreed with Aetna to coordinate the declaration and payment of dividends so that our stockholders do not fail to receive a quarterly dividend around the time of the closing of the Merger.
Stock Repurchases
In September 2014, our Board of Directors replaced a previous share repurchase authorization of up to $1 billion (of which $816 million remained unused) with a new authorization for repurchases of up to $2 billion of our common shares exclusive of shares repurchased in connection with employee stock plans, expiring on December 31, 2016. Under the share repurchase authorization, shares may be purchased from time to time at prevailing prices in the open market, by block purchases, through plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or in privately-negotiated transactions (including pursuant to accelerated share repurchase agreements with investment banks), subject to certain regulatory restrictions on volume, pricing, and timing. Pursuant to the Merger Agreement, after July 2, 2015, we are prohibited from repurchasing any of our outstanding securities without the prior written consent of Aetna, other than repurchases of shares of our common stock in connection with the exercise of outstanding stock options or the vesting or settlement of outstanding restricted stock awards. Accordingly, as announced on July 3, 2015, we have suspended our share repurchase program. Our remaining repurchase authorization was $1.04 billion as of July 3, 2015.
On November 7, 2014, we announced that we had entered into an accelerated share repurchase agreement, or ASR Agreement, with Goldman, Sachs & Co., or Goldman Sachs, to repurchase $500 million of our common stock as part of the $2 billion share repurchase program authorized in September 2014. Under the ASR Agreement, on November 10, 2014, we made a payment of $500 million to Goldman Sachs from available cash on hand and received an initial delivery of 3.06 million shares of our common stock from Goldman Sachs based on the then current market price of Humana common stock. The payment to Goldman Sachs was recorded as a reduction to stockholders’ equity, consisting of a $400 million increase in treasury stock, which reflected the value of the initial 3.06 million shares received upon initial settlement, and a $100 million decrease in capital in excess of par value, which reflected the value of stock held

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

back by Goldman Sachs pending final settlement of the ASR Agreement. Upon settlement of the ASR on March 13, 2015, we received an additional 0.36 million shares as determined by the average daily volume weighted-average share price of our common stock during the term of the ASR Agreement of $146.21, bringing the total shares received under this program to 3.42 million. In addition, upon settlement we reclassified the $100 million value of stock initially held back by Goldman Sachs from capital in excess of par value to treasury stock.
Excluding the 0.36 million shares received in March 2015 upon final settlement of our ASR Agreement for which no cash was paid during the period, we repurchased 0.15 million shares for $26 million during the three months ended March 31, 2015 pursuant to our September 2014 repurchase program. No repurchases were made during the three months ended March 31, 2016.
In connection with employee stock plans, we acquired 0.43 million common shares for $71 million and 0.25 million common shares for $40 million during the three months ended March 31, 2016 and 2015, respectively.
Treasury Stock Reissuance
We reissued 1.15 million shares of treasury stock during the three months ended March 31, 2016 at a cost of $76 million associated with restricted stock unit vestings and option exercises.
Accumulated Other Comprehensive Income
Accumulated other comprehensive income included, net of tax, net unrealized gains on our investment securities of $144 million at March 31, 2016 and $58 million at December 31, 2015. In addition, accumulated other comprehensive income included, net of tax, $68 million at March 31, 2016 for an additional liability that would exist on our closed block of long-term care insurance policies if unrealized gains on the sale of the investments backing such products had been realized and the proceeds reinvested at then current yields. There was no such liability at December 31, 2015. Refer to Note 18 to the consolidated financial statements in our 2015 Form 10-K for further discussion of our long-term care insurance policies.
11. INCOME TAXES
The effective income tax rate was 53.2% for the three months ended March 31, 2016, compared to 42.2% for the three months ended March 31, 2015 primarily reflecting the impact of non-deductible transaction costs associated with the Merger during the three months ended March 31, 2016 and the beneficial effect of the sale of Concentra during the three months ended March 31, 2015. Non-deductible transaction costs associated with the Merger increased our effective tax rate by approximately 3 percentage points for the three months ended March 31, 2016. Conversely, the tax effect of the sale of Concentra reduced our effective tax rate by approximately 7 percentage points for the three months ended March 31, 2015. Humana Inc., our parent company, recognized a deferred tax asset for the excess of the tax basis over the book basis of its Concentra subsidiary of approximately $53 million during the first quarter of 2015 because realization of the asset in the foreseeable future was apparent with the classification of the assets and liabilities of Concentra as held-for-sale at that time.

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12.  DEBT
The carrying value of long-term debt outstanding, net of unamortized debt issuance costs as required by newly adopted guidance disclosed in Note 2, was as follows at March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
	(in millions)
Senior notes:
$500 million, 7.20% due June 15, 2018	$501	$502
$300 million, 6.30% due August 1, 2018	307	307
$400 million, 2.625% due October 1, 2019	398	398
$600 million, 3.15% due December 1, 2022	595	595
$600 million, 3.85% due October 1, 2024	595	595
$250 million, 8.15% due June 15, 2038	263	263
$400 million, 4.625% due December 1, 2042	396	396
$750 million, 4.95% due October 1, 2044	738	738
Total long-term debt	$3,793	$3,794

Senior Notes

Our senior notes, which are unsecured, may be redeemed at our option at any time at 100% of the principal amount plus accrued interest and a specified make-whole amount. The 7.20% and 8.15% senior notes are subject to an interest rate adjustment if the debt ratings assigned to the notes are downgraded (or subsequently upgraded). In addition, each series of our senior notes (other than the 6.30% senior notes) contain a change of control provision that may require us to purchase the notes under certain circumstances. On July 2, 2015 we entered into a Merger Agreement with Aetna that, when closed, may require redemption of the notes if the notes are downgraded below investment grade by both Standard & Poor’s Rating Services, or S&P and Moody’s Investors Services, Inc., or Moody’s.

Prior to 2009, we were parties to interest-rate swap agreements that exchanged the fixed interest rate under our senior notes for a variable interest rate based on LIBOR. As a result, the carrying value of the senior notes was adjusted to reflect changes in value caused by an increase or decrease in interest rates. During 2008, we terminated all of our swap agreements. The cumulative adjustment to the carrying value of our senior notes was $103 million as of the termination date which is being amortized as a reduction to interest expense over the remaining term of the senior notes. In October 2014, the redemption of our 6.45% senior notes reduced the unamortized carrying value adjustment by $12 million. The unamortized carrying value adjustment was $27 million as of March 31, 2016 and $28 million as of December 31, 2015.
Credit Agreement
Our 5-year $1.0 billion unsecured revolving credit agreement expires July 2018. Under the credit agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bears interest at either LIBOR plus a spread or the base rate plus a spread. The LIBOR spread, currently 110 basis points, varies depending on our credit ratings ranging from 90.0 to 150.0 basis points. We also pay an annual facility fee regardless of utilization. This facility fee, currently 15 basis points, may fluctuate between 10.0 and 25.0 basis points, depending upon our credit ratings. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate based on LIBOR, at our option.
The terms of the credit agreement include standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow additional funds. In addition, the credit agreement contains customary restrictive and financial covenants as well as customary events of default, including

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(Unaudited)

financial covenants regarding the maintenance of a minimum level of net worth of $8.6 billion at March 31, 2016 and a maximum leverage ratio of 3.0:1. We are in compliance with the financial covenants, with actual net worth of $10.5 billion and an actual leverage ratio of 1.5:1, as measured in accordance with the credit agreement as of March 31, 2016. In addition, the credit agreement includes an uncommitted $250 million incremental loan facility.
At March 31, 2016, we had no borrowings outstanding under the credit agreement and we had outstanding letters of credit of $1 million secured under the credit agreement. No amounts have been drawn on these letters of credit. Accordingly, as of March 31, 2016, we had $999 million of remaining borrowing capacity under the credit agreement, none of which would be restricted by our financial covenant compliance requirement. We have other customary, arms-length relationships, including financial advisory and banking, with some parties to the credit agreement.
Commercial Paper
We previously entered into a commercial paper program pursuant to which we may issue short-term, unsecured commercial paper notes privately placed on a discount basis through certain broker dealers. Amounts available under the program may be borrowed, repaid and re-borrowed from time to time, with the aggregate face or principal amount outstanding under the program at any time not to exceed $1 billion. The net proceeds of issuances have been and are expected to be used for general corporate purposes. The maximum principal amount outstanding at any one time during the three months ended March 31, 2016 was $475 million. There were outstanding borrowings of $300 million at March 31, 2016 and $299 million at December 31, 2015.
13. GUARANTEES AND CONTINGENCIES
Government Contracts
Our Medicare products, which accounted for approximately 74% of our total premiums and services revenue for the three months ended March 31, 2016, primarily consisted of products covered under the Medicare Advantage and Medicare Part D Prescription Drug Plan contracts with the federal government. These contracts are renewed generally for a calendar year term unless CMS notifies us of its decision not to renew by May 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year in which the contract would end. Our bids for the 2017 calendar year are due by June 6, 2016.
CMS uses a risk-adjustment model which apportions premiums paid to Medicare Advantage, or MA, plans according to health severity of covered members. The risk-adjustment model pays more for enrollees with predictably higher costs. Under this model, rates paid to MA plans are based on actuarially determined bids, which include a process whereby our prospective payments are based on a comparison of our beneficiaries’ risk scores, derived from medical diagnoses, to those enrolled in the government’s traditional fee-for-service Medicare program (referred to as "Medicare FFS"). Under the risk-adjustment methodology, all MA plans must collect and submit the necessary diagnosis code information from hospital inpatient, hospital outpatient, and physician providers to CMS within prescribed deadlines. The CMS risk-adjustment model uses the diagnosis data to calculate the risk-adjusted premium payment to MA plans, which CMS adjusts for coding pattern differences between the health plans and the government fee-for-service program. We generally rely on providers, including certain providers in our network who are our employees, to code their claim submissions with appropriate diagnoses, which we send to CMS as the basis for our payment received from CMS under the actuarial risk-adjustment model. We also rely on these providers to document appropriately all medical data, including the diagnosis data submitted with claims. In addition, we conduct medical record reviews as part of our data and payment accuracy compliance efforts, to more accurately reflect diagnosis conditions under the risk adjustment model. These compliance efforts include the internal contract level audits described in more detail below.
CMS is continuing to perform audits of various companies’ selected MA contracts related to this risk adjustment diagnosis data. We refer to these audits as Risk-Adjustment Data Validation Audits, or RADV audits. RADV audits review medical records in an attempt to validate provider medical record documentation and coding practices which influence the calculation of premium payments to MA plans.

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In 2012, CMS released a “Notice of Final Payment Error Calculation Methodology for Part C Medicare Advantage Risk Adjustment Data Validation (RADV) Contract-Level Audits.” The payment error calculation methodology provides that, in calculating the economic impact of audit results for an MA contract, if any, the results of the audit sample will be extrapolated to the entire MA contract based upon a comparison to “benchmark” audit data in Medicare FFS (which we refer to as the "FFS Adjuster"). This comparison to the FFS Adjuster is necessary to determine the economic impact, if any, of audit results because the government program data set, including any attendant errors that are present in that data set, provides the basis for MA plans’ risk adjustment to payment rates. CMS already makes other adjustments to payment rates based on a comparison of coding pattern differences between MA plans and Medicare FFS data (such as for frequency of coding for certain diagnoses in MA plan data versus the government program data set).
The final methodology, including the first application of extrapolated audit results to determine audit settlements, is expected to be applied to RADV contract level audits currently being conducted for contract year 2011 in which two of our Medicare Advantage plans are being audited. Per CMS guidance, selected MA contracts will be notified of an audit at some point after the close of the final reconciliation for the payment year being audited. The final reconciliation occurs in August of the calendar year following the payment year. We were notified on September 15, 2015, that five of our Medicare Advantage contracts have been selected for audit for contract year 2012.
Estimated audit settlements are recorded as a reduction of premiums revenue in our consolidated statements of income, based upon available information. We perform internal contract level audits based on the RADV audit methodology prescribed by CMS. Included in these internal contract level audits is an audit of our Private Fee-For-Service business which we used to represent a proxy of the FFS Adjuster which has not yet been released. We based our accrual of estimated audit settlements for each contract year on the results of these internal contract level audits and update our estimates as each audit is completed. Estimates derived from these results were not material to our results of operations, financial position, or cash flows. However, as indicated, we are awaiting additional guidance from CMS regarding the FFS Adjuster. Accordingly, we cannot determine whether such RADV audits will have a material adverse effect on our results of operations, financial position, or cash flows.
In addition, CMS' comments in formalized guidance regarding “overpayments” to MA plans appear to be inconsistent with CMS' prior RADV audit guidance. These statements, contained in the preamble to CMS’ final rule release regarding Medicare Advantage and Part D prescription drug benefit program regulations for Contract Year 2015, appear to equate each Medicare Advantage risk adjustment data error with an “overpayment” without reconciliation to the principles underlying the FFS Adjuster referenced above. We will continue to work with CMS to ensure that MA plans are paid accurately and that payment model principles are in accordance with the requirements of the Social Security Act, which, if not implemented correctly could have a material adverse effect on our results of operations, financial position, or cash flows.
At March 31, 2016, our military services business, which accounted for approximately 1% of our total premiums and services revenue for the three months ended March 31, 2016, primarily consisted of the TRICARE South Region contract. The current 5-year South Region contract, which expires March 31, 2017, is subject to annual renewals on April 1 of each year during its term at the government’s option. On January 22, 2016, we received notice from the Defense Health Agency, or DHA, exercised its option to extend the TRICARE South Region contract through March 31, 2017. A request for proposal was issued for the next generation of TRICARE contracts for the period beginning April 1, 2017. The request for proposal provides for the consolidation of three regions into two - East and West.  The current North Region and South Region are to be combined to form the East Region. We responded to the final request for proposal on February 16, 2016.
Our state-based Medicaid business accounted for approximately 5% of our total premiums and services revenue for the three months ended March 31, 2016. In addition to our state-based Temporary Assistance for Needy Families, or TANF, Medicaid contracts in Florida and Kentucky, we have contracts in Florida for Long Term Support Services (LTSS), Illinois and Virginia for stand-alone dual eligible demonstration programs serving individuals dually eligible for both the federal Medicare program and the applicable state-based Medicaid program as well as an Integrated Care Program, or ICP, Medicaid contract in Illinois.

Humana Inc.
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The loss of any of the contracts above or significant changes in these programs as a result of legislative or regulatory action, including reductions in premium payments to us, regulatory restrictions on profitability, including by comparison of our Medicare Advantage profitability to our non-Medicare Advantage business profitability and a requirement that they remain within certain ranges of each other, or increases in member benefits without corresponding increases in premium payments to us, may have a material adverse effect on our results of operations, financial position, and cash flows.
Legal Proceedings and Certain Regulatory Matters
Florida Matters
On January 6, 2012, the Civil Division of the United States Attorney’s Office for the Southern District of Florida advised us that it is seeking documents and information from us and several of our affiliates relating to several matters including the coding of medical claims by one or more South Florida medical providers, and loans to physician practices. On May 1, 2014, the U.S. Attorney's Office filed a Notice of Non-Intervention in connection with a civil qui tam suit related to one of these matters captioned United States of America ex rel. Olivia Graves v. Plaza Medical Centers, et al., and the Court ordered the complaint unsealed. Subsequently, the individual plaintiff amended the complaint and served the Company, opting to continue to pursue the action. The individual plaintiff has filed a fourth amended complaint which we answered on February 19, 2016. The Court has ordered trial to commence on February 20, 2017 if the matter is not resolved prior to trial. We continue to cooperate with and respond to information requests from the U.S. Attorney’s office. These matters could result in additional qui tam litigation.
As previously disclosed, the Civil Division of the United States Department of Justice had provided us with an information request, separate from but related to the Plaza Medical matter, concerning our Medicare Part C risk adjustment practices. The request relates to our oversight and submission of risk adjustment data generated by providers in our Medicare Advantage network, including the providers identified in the Plaza Medical matter, as well as to our business and compliance practices related to risk adjustment data generated by our providers and by us, including medical record reviews conducted as part of our data and payment accuracy compliance efforts, the use of health and well-being assessments, and our fraud detection efforts. We believe that this request for information is in connection with a wider review of Medicare Risk Adjustment generally that includes a number of Medicare Advantage plans, providers and vendors. We continue to cooperate with and voluntarily respond to the information requests from the Department of Justice and the U.S. Attorney’s Office. These matters are expected to result in additional qui tam litigation.
On June 16, 2015, the U.S. Attorney’s Office filed a Declination Notice, indicating its intent not to intervene, in connection with a civil qui tam suit captioned U.S. ex rel. Ramsey-Ledesma v. Censeo, et al., and the Court ordered the complaint unsealed. Subsequently, the individual plaintiff filed a second amended complaint and served the Company, opting to continue to pursue the action. The plaintiff’s second amended complaint names several other defendants, including CenseoHealth. On January 8, 2016, we and the other defendants each filed a motion to dismiss the second amended complaint.
Litigation Related to the Merger
In connection with the Merger, three putative class action complaints were filed by purported Humana stockholders challenging the Merger, two in the Circuit Court of Jefferson County, Kentucky and one in the Court of Chancery of the State of Delaware. The complaints are captioned Solak v. Broussard et al., Civ. Act. No. 15CI03374 (Kentucky state court), Litwin v. Broussard et al., Civ. Act. No. 15CI04054 (Kentucky state court) and Scott v. Humana Inc. et al., C.A. No. 11323-VCL (Delaware state court). The complaints name as defendants each member of Humana’s board of directors, Aetna, and, in the case of the Delaware complaint, Humana. The complaints generally allege, among other things, that the individual members of our board of directors breached their fiduciary duties owed to our stockholders by entering into the Merger Agreement, approving the mergers as contemplated by the Merger Agreement, and failing to take steps to maximize the value of Humana to our stockholders, and that Aetna, and, in the case of the Delaware complaint, Humana aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the merger undervalues Humana, that the process leading up to the execution of the Merger Agreement was flawed, that the members of our board of directors improperly placed their own financial interests ahead of those of our stockholders,

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(Unaudited)

and that certain provisions of the Merger Agreement improperly favor Aetna and impede a potential alternative transaction. Among other remedies, the complaints seek equitable relief rescinding the Merger Agreement and enjoining the defendants from completing the mergers as well as costs and attorneys’ fees. We refer to all these cases collectively in this report as the Merger Litigation. On August 20, 2015, the parties in the Kentucky state cases filed a stipulation and proposed order with the court to consolidate these cases into a single action captioned In re Humana Inc. Shareholder Litigation, Civ. Act. No. 15CI03374.
On October 9, 2015, solely to avoid the costs, risks, and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, we and the other named defendants in the Merger Litigation signed a memorandum of understanding, which we refer to as the MOU, to settle the Merger Litigation. Subject to court approval and further definitive documentation in a stipulation of settlement that will be subject to customary conditions, the MOU resolved the claims brought in the Merger Litigation and provided that we would make certain additional disclosures related to the proposed mergers. The MOU further provided for, among other things, dismissal of the Merger Litigation with prejudice and a release and settlement by the purported class of our stockholders of all claims against the defendants and their affiliates and agents in connection with the Merger Agreement and transactions and disclosures related to the Merger Agreement. The asserted claims will not be released until such stipulation of settlement receives court approval. The foregoing terms and conditions will be defined by the stipulation of settlement, and class members will receive a separate notice describing the settlement terms and their rights in connection with the approval of the settlement. In connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition for an award of attorneys’ fees and expenses. We will pay or cause to be paid any court awarded attorneys’ fees and expenses. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that a court will approve such settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the MOU may be terminated. Because the MOU contemplates that the Kentucky court will be asked to approve the settlement, the plaintiffs have already withdrawn the Delaware case.
Other Lawsuits and Regulatory Matters
Our current and past business practices are subject to review or other investigations by various state insurance and health care regulatory authorities and other state and federal regulatory authorities. These authorities regularly scrutinize the business practices of health insurance, health care delivery and benefits companies. These reviews focus on numerous facets of our business, including claims payment practices, statutory capital requirements, provider contracting, risk adjustment, competitive practices, commission payments, privacy issues, utilization management practices, pharmacy benefits, access to care, and sales practices, among others. Some of these reviews have historically resulted in fines imposed on us and some have required changes to some of our practices. We continue to be subject to these reviews, which could result in additional fines or other sanctions being imposed on us or additional changes in some of our practices.
We also are involved in various other lawsuits that arise, for the most part, in the ordinary course of our business operations, certain of which may be styled as class-action lawsuits. Among other matters, this litigation may include employment matters, claims of medical malpractice, bad faith, nonacceptance or termination of providers, anticompetitive practices, improper rate setting, provider contract rate disputes, failure to disclose network discounts and various other provider arrangements, general contractual matters, intellectual property matters, and challenges to subrogation practices. For example, a number of hospitals and other providers have asserted that, under their network provider contracts, we are not entitled to reduce Medicare Advantage payments to these providers in connection with changes in Medicare payment systems and in accordance with the Balanced Budget and Emergency Deficit Control Act of 1985, as amended (commonly referred to as “sequestration”). Those challenges have led and could lead to arbitration demands or other litigation. Also, under state guaranty assessment laws, including those related to state cooperative failures in the industry, we may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as we do.
As a government contractor, we may also be subject to qui tam litigation brought by individuals who seek to sue on behalf of the government, alleging that the government contractor submitted false claims to the government including, among other allegations, those resulting from coding and review practices under the Medicare risk adjustment model. Qui tam litigation is filed under seal to allow the government an opportunity to investigate and to decide if it wishes

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to intervene and assume control of the litigation. If the government does not intervene, the lawsuit is unsealed, and the individual may continue to prosecute the action on his or her own, on behalf of the government. We also are subject to other allegations of non-performance of contractual obligations to providers, members, and others, including failure to properly pay claims, improper policy terminations, challenges to our implementation of the Medicare Part D prescription drug program and other litigation.
A limited number of the claims asserted against us are subject to insurance coverage. Personal injury claims, claims for extracontractual damages, care delivery malpractice, and claims arising from medical benefit denials are covered by insurance from our wholly owned captive insurance subsidiary and excess carriers, except to the extent that claimants seek punitive damages, which may not be covered by insurance in certain states in which insurance coverage for punitive damages is not permitted. In addition, insurance coverage for all or certain forms of liability has become increasingly costly and may become unavailable or prohibitively expensive in the future.
We record accruals for the contingencies discussed in the sections above to the extent that we conclude it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. No estimate of the possible loss or range of loss in excess of amounts accrued, if any, can be made at this time regarding the matters specifically described above because of the inherently unpredictable nature of legal proceedings, which also may be exacerbated by various factors, including: (i) the damages sought in the proceedings are unsubstantiated or indeterminate; (ii) discovery is not complete; (iii) the proceeding is in its early stages; (iv) the matters present legal uncertainties; (v) there are significant facts in dispute; (vi) there are a large number of parties (including where it is uncertain how liability, if any, will be shared among multiple defendants); or (vii) there is a wide range of potential outcomes.
The outcome of any current or future litigation or governmental or internal investigations, including the matters described above, cannot be accurately predicted, nor can we predict any resulting judgments, penalties, fines or other sanctions that may be imposed at the discretion of federal or state regulatory authorities or as a result of actions by third parties. Nevertheless, it is reasonably possible that any such outcome of litigation, judgments, penalties, fines or other sanctions could be substantial, and the outcome of these matters may have a material adverse effect on our results of operations, financial position, and cash flows, and may also affect our reputation.

14. SEGMENT INFORMATION
We manage our business with three reportable segments: Retail, Group, and Healthcare Services. In addition, the Other Businesses category includes businesses that are not individually reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.
The Retail segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as individual commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, the Retail segment also includes our contract with CMS to administer the Limited Income Newly Eligible Transition, or LI-NET, prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits, collectively our state-based contracts. The Group segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as administrative services only, or ASO products. In addition, our Group segment includes our health and wellness products (primarily marketed to employer groups) and military services business, primarily our TRICARE South Region contract. The Healthcare Services segment includes services offered to our health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health. We will continue to report under the category of Other Businesses those businesses which do not align with the reportable segments described above, primarily our closed-block long-term care insurance policies.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
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Our Healthcare Services intersegment revenues primarily relate to managing prescription drug coverage for members of our other segments through Humana Pharmacy Solutions®, or HPS, and includes the operations of Humana Pharmacy, Inc., our mail order pharmacy business. These revenues consist of the prescription price (ingredient cost plus dispensing fee), including the portion to be settled with the member (co-share) or with the government (subsidies), plus any associated administrative fees. Services revenues related to the distribution of prescriptions by third party retail pharmacies in our networks are recognized when the claim is processed and product revenues from dispensing prescriptions from our mail order pharmacies are recorded when the prescription or product is shipped. Our pharmacy operations, which are responsible for designing pharmacy benefits, including defining member co-share responsibilities, determining formulary listings, contracting with retail pharmacies, confirming member eligibility, reviewing drug utilization, and processing claims, act as a principal in the arrangement on behalf of members in our other segments. As principal, our Healthcare Services segment reports revenues on a gross basis including co-share amounts from members collected by third party retail pharmacies at the point of service.
In addition, our Healthcare Services intersegment revenues include revenues earned by certain owned providers derived from risk-based and non risk-based managed care agreements with our health plans. Under risk based agreements, the provider receives a monthly capitated fee that varies depending on the demographics and health status of the member, for each member assigned to these owned providers by our health plans. The owned provider assumes the economic risk of funding the assigned members’ healthcare services. Under non risk-based agreements, our health plans retain the economic risk of funding the assigned members' healthcare services. Our Healthcare Services segment reports provider services revenues associated with risk-based agreements on a gross basis, whereby capitation fee revenue is recognized in the period in which the assigned members are entitled to receive healthcare services. Provider services revenues associated with non risk-based agreements are presented net of associated healthcare costs.
We present our consolidated results of operations from the perspective of the health plans. As a result, the cost of providing benefits to our members, whether provided via a third party provider or internally through a stand-alone subsidiary, is classified as benefits expense and excludes the portion of the cost for which the health plans do not bear responsibility, including member co-share amounts and government subsidies of $2.9 billion and $2.5 billion for the three months ended March 31, 2016 and 2015, respectively. In addition, depreciation and amortization expense associated with certain businesses in our Healthcare Services segment delivering benefits to our members, primarily associated with our provider services and pharmacy operations, are included with benefits expense. The amount of this expense was $27 million and $21 million for the three months ended March 31, 2016 and 2015, respectively.
Other than those described previously, the accounting policies of each segment are the same and are described in Note 2 to the consolidated financial statements included in our 2015 Form 10-K. Transactions between reportable segments primarily consist of sales of services rendered by our Healthcare Services segment, primarily pharmacy, provider, and home based services as well as clinical programs, to our Retail and Group customers. Intersegment sales and expenses are recorded at fair value and eliminated in consolidation. Members served by our segments often use the same provider networks, enabling us in some instances to obtain more favorable contract terms with providers. Our segments also share indirect costs and assets. As a result, the profitability of each segment is interdependent. We allocate most operating expenses to our segments. Assets and certain corporate income and expenses are not allocated to the segments, including the portion of investment income not supporting segment operations, interest expense on corporate debt, and certain other corporate expenses. These items are managed at a corporate level. These corporate amounts are reported separately from our reportable segments and are included with intersegment eliminations in the tables presenting segment results below.

Humana Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
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Our segment results were as follows for the three months ended March 31, 2016 and 2015:

	Retail	Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in millions)
Three months ended March 31, 2016
Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,027	$—	$—	$—	$—	$8,027
Group Medicare Advantage	1,077	—	—	—	—	1,077
Medicare stand-alone PDP	1,039	—	—	—	—	1,039
Total Medicare	10,143	—	—	—	—	10,143
Fully-insured	997	1,337	—	—	—	2,334
Specialty	65	253	—	—	—	318
Medicaid and other	630	5	—	10	—	645
Total premiums	11,835	1,595	—	10	—	13,440
Services revenue:
Provider	—	13	58	—	—	71
ASO and other	2	177	—	3	—	182
Pharmacy	—	—	7	—	—	7
Total services revenue	2	190	65	3	—	260
Total revenues - external customers	11,837	1,785	65	13	—	13,700
Intersegment revenues
Services	—	21	4,754	—	(4,775)	—
Products	—	—	1,360	—	(1,360)	—
Total intersegment revenues	—	21	6,114	—	(6,135)	—
Investment income	27	5	7	15	46	100
Total revenues	11,864	1,811	6,186	28	(6,089)	13,800
Operating expenses:
Benefits	10,378	1,193	—	25	(199)	11,397
Operating costs	1,276	436	5,913	4	(5,861)	1,768
Depreciation and amortization	56	24	32	—	(24)	88
Total operating expenses	11,710	1,653	5,945	29	(6,084)	13,253
Income (loss) from operations	154	158	241	(1)	(5)	547
Interest expense	—	—	—	—	47	47
Income (loss) before income taxes	$154	$158	$241	$(1)	$(52)	$500

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
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	Retail	Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in millions)
Three months ended March 31, 2015
Revenues - external customers
Premiums:
Individual Medicare Advantage	$7,433	$—	$—	$—	$—	$7,433
Group Medicare Advantage	1,394	—	—	—	—	1,394
Medicare stand-alone PDP	1,003	—	—	—	—	1,003
Total Medicare	9,830	—	—	—	—	9,830
Fully-insured	1,094	1,384	—	—	—	2,478
Specialty	63	270	—	—	—	333
Medicaid and other	591	6	—	10	—	607
Total premiums	11,578	1,660	—	10	—	13,248
Services revenue:
Provider	—	9	308	—	—	317
ASO and other	4	160	—	2	—	166
Pharmacy	—	—	7	—	—	7
Total services revenue	4	169	315	2	—	490
Total revenues - external customers	11,582	1,829	315	12	—	13,738
Intersegment revenues
Services	—	22	4,367	—	(4,389)	—
Products	—	—	1,150	—	(1,150)	—
Total intersegment revenues	—	22	5,517	—	(5,539)	—
Investment income	27	5	—	15	48	95
Total revenues	11,609	1,856	5,832	27	(5,491)	13,833
Operating expenses:
Benefits	9,936	1,226	—	23	(180)	11,005
Operating costs	1,254	453	5,560	3	(5,325)	1,945
Depreciation and amortization	44	23	42	—	(16)	93
Total operating expenses	11,234	1,702	5,602	26	(5,521)	13,043
Income from operations	375	154	230	1	30	790
Interest expense	—	—	—	—	46	46
Income (loss) before income taxes	$375	$154	$230	$1	$(16)	$744